EXHIBIT 99.2

PRESS RELEASE

For Immediate Release

For More Information Contact:

R. Steve Aaron, President and CEO

Integrity Financial Corporation

39 2nd Street NW

Hickory, North Carolina 28601-3843

(888) 894-2483

Hickory, North Carolina. Integrity Financial Corporation, a financial services holding company doing business under the bank names of Catawba Valley Bank, Hickory, North Carolina and First Gaston Bank, Gastonia, North Carolina announced second quarter earnings of $1,338,651 or $0.32 per share. This compares to $915,699 or $0.33 per share for the comparable period in 2002, a 46 percent increase.

For the six months ending June 30, 2003, the holding Company’s earnings were $2,532,019 or $0.61 per share compared to the six month earnings from the comparable period in 2002 of $1,752,561 or $0.63 per share a 44 percent increase.

The increase in earnings in 2003 reflects the acquisition of Community Bancshares, Inc. in Wilkesboro, North Carolina at December 31, 2002 in addition to an increase in noninterest income. The Company’s assets increased from $570.5 million as of March 31, 2003 to $591.6 million as of June 30, 2003, an increase of $21.1 million.

The Company expects third quarter earnings to be relatively flat due to the most recent Federal Reserve rate cut.

Questions about this release can be directed to G. Marvin Lowder at (828) 315-6200 or Susan Mikels at (828) 315-6202.